EXHIBIT 10.5

2003 WASTE MANAGEMENT, INC. DIRECTORS’
DEFERRED COMPENSATION PLAN
(Established January 30, 2003)

ARTICLE I.
PURPOSES OF PLAN AND DEFINITIONS

1.1 Purpose

     Waste Management, Inc. (the “Company”), hereby establishes the 2003 Waste Management, Inc. Directors’ Deferred Compensation Plan for the purpose of providing nonemployee directors (“Directors”) of the Company the opportunity to defer all or a portion of their cash compensation, to promote the long-term growth of the Company by increasing the proprietary interest of Directors in the Company, to attract and retain Directors with outstanding competence and ability, to stimulate the active interest of such persons in the development and financial success of the Company and to further the identity of interests of such Directors with those of the Company’s stockholders generally.

1.2 Definitions

(a)	Annual Stock Retainer means the portion of the annual retainer paid to Directors in Stock Units, as determined from time to time by the Committee, the Board or another committee thereof. Any portion of an annual retainer paid in cash shall be considered Cash Compensation and may be deferred only by election under § 3.2(a).

(b)	Beneficiary means the person or persons designated by the Participant, as provided in § 4.3, to receive any payments otherwise due the Participant under this Plan in the event of the Participant’s death.

(c)	Board of Directors or Board means the Board of Directors of the Company.

(d)	Cash Compensation means all of the cash compensation payable to a Participant, for service on the Board and its committees, including the cash portion of any annual retainer, meeting, and other fees, but excluding any expense reimbursements.

(e)	Code means the Internal Revenue Code of 1986, as amended.

(f)	Committee means the Nominating & Governance Committee of the Board as is designated by the Board.

(g)	Common Stock means the Company’s common stock, $.01 par value.

(h)	Company means Waste Management, Inc, a Delaware corporation.

(i)	Determination Date means the date on which payment of a Participant’s deferred compensation is made, as determined in accordance with § 4.1.

(j)	Director or Eligible Director means each member of the Board of the Company who is not an employee of the Company or any subsidiary.

(k)	Effective Date means January 30, 2003.

(l)	Election Date means the date on which the Director makes an election to defer receipt of all or a portion of Cash Compensation pursuant to the terms of the Plan.

(m)	Election Effective Date means a date upon which a Participant’s deferred compensation is credited to his or her Stock Unit Account pursuant to § 3.3 of this Plan.

(n)	Fair Market Value of a share of Common Stock means, as of a particular date, the lowest reported trading price of a share of Common Stock on the New York Stock Exchange, or if no sales occurred on such day, then on the last preceding day on which there were such sales. Fair Market Value of a Stock Unit shall be deemed to be equal to the Fair Market Value of one share of Common Stock.

(o)	Participant means an Eligible Director of the Company.

(p)	Plan means this 2003 Waste Management, Inc. Directors’ Deferred Compensation Plan, as amended from time to time.

(q)	Stock Unit Account means the bookkeeping account maintained for each Participant to record certain amounts deferred by the Participant in accordance with Article III hereof.

(r)	Stock Unit means a unit equal to one share of Common Stock (as adjusted pursuant to § 3.5).

(s)	Valuation Date means each day on which a sale or sales of the Common Stock on the New York Stock Exchange is reported or a quotation for the Common Stock is available.

ARTICLE II.
ADMINISTRATION OF THE PLAN

2.1 Committee

     This Plan shall be administered by the Committee.

2.2 Committee’s Powers

     Subject to the provisions hereof, the Committee shall have full and exclusive power and authority to administer this Plan and to take all actions that are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof. The Committee shall also have full and exclusive power to interpret this Plan and to adopt such rules, regulations, and guidelines for carrying out this Plan as it may deem necessary or proper, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of this Plan. The Committee may, in its discretion, determine the eligibility of individuals to participate herein, determine the amount of Cash Compensation a Participant may elect to defer, or waive any restriction or other provision of this Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan in the manner and to the extent the Committee deems necessary or desirable to carry it into effect.

2.3 Committee Determinations Conclusive

     Any decision of the Committee in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive, and binding on all parties concerned.

2.4 Committee Liability

     No member of the Committee or officer or employee of the Company to whom the Committee has delegated authority in accordance with the provisions of § 2.5 of this Plan shall be liable for anything done or omitted to be done by him or her, by any member of the Committee, or by any officer or employee of the Company in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.

2.5 Delegation of Authority

     The Committee may delegate to the Chief Executive Officer or to other senior officers of the Company its duties under this Plan pursuant to such conditions or limitations as the Committee may establish.

2.6 Shares Available under the Plan

     Subject to the provisions of § 3.5(b) hereof, no shares of Common Stock shall be issued under this Plan if it shall result in the aggregate number of shares of Common Stock issued under the Plan to exceed 500,000 shares. The Committee may from time to time adopt and observe such procedures concerning the counting of shares against the Plan maximum as it may deem appropriate. The Board and the appropriate officers of the Company shall from time to time take whatever actions are necessary to file any required documents with governmental authorities, stock exchanges and transaction reporting systems to ensure that shares of Common Stock are available for issuance pursuant to the Plan.

ARTICLE III.
ACCOUNTS

3.1 Establishment of Accounts

     Each Eligible Director as of the Effective Date shall become a Participant as of the Effective Date. The Company shall set up an appropriate record (hereinafter called the “Stock Unit Account”) which will from time to time reflect the name of each Participant, the number of Stock Units credited to such Participant pursuant to § 3.2, and the Fair Market Value of that number of Stock Units credited to the Participant determined as of a relevant Election Effective Date.

3.2 Amount of Deferral

(a)	Cash Deferral. A Participant may elect to defer receipt of one hundred (100%) percent or fifty (50%) percent of the Cash Compensation payable to the Participant for serving on the Company’s Board of Directors, and any committees thereof, for each calendar year for which such deferral is elected. The amount deferred shall be credited to his or her Stock Unit Account in accordance with § 3.3 below.

(b)	Annual Stock Retainer. The Annual Stock Retainer will be credited to a Director’s Stock Unit Account in accordance with § 3.3 below.

3.3 Crediting of Deferred Amounts

(a)	2003 Elections. One-half of the portion of the Participant’s Annual Stock Retainer for 2003 shall be credited to his or her account on February 21, 2003, and the other one-half of the Annual Stock Retainer for 2003, along with, if a Participant elects to defer any portion of his or her annual Cash Compensation for 2003, the Cash Compensation the Participant has elected to defer pursuant to the initial election described in Section 5.1, shall be credited in Stock Units to a Participant’s Stock Unit Account on July 15, 2003.

(b)	Elections after 2003. After 2003, one-half of the Annual Stock Retainer for the calendar year along with one-half of the Cash Compensation that a Participant elects to defer in such year, shall be credited in Stock Units to a Participant’s Stock Unit Account on the fifteenth (15th) day of January and the fifteenth (15th) day of July of such calendar year (the “Election Effective Date”) based upon the Fair Market Value of a share of Common Stock on such Election Effective Date.

3.4 Dividends

     As of each date that dividends are paid with respect to Common Stock, a Participant who has any outstanding Stock Units credited to his or her Stock Unit Account shall have an additional amount of Stock Units credited to his or her Stock Unit Account equal to the number of Stock Units having a Fair Market Value on the payment date of such dividend equal to the dollar amount of dividends paid per share of Common Stock multiplied by the number of Stock

Units credited to the Participant’s Stock Unit Account immediately before payment of such dividend.

3.5 Adjustments

(a)	Exercise of Corporate Powers. The existence of this Plan and any outstanding Stock Units credited hereunder shall not affect in any manner the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the Common Stock) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

(b)	Recapitalizations, Reorganizations and Other Activities. In the event of any subdivision or consolidation of outstanding shares of Common Stock, declaration of a dividend payable in shares of Common Stock or other stock split, then (i) the number of Stock Units and shares of Common Stock available for grant under the Plan and (ii) the appropriate Fair Market Value and other price determinations for such Stock Units shall each be proportionately adjusted by the Board to reflect such transaction. In the event of any other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of any plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stock), the Board shall make appropriate adjustments to (i) the number of Stock Units and shares of Common Stock available for grant under the Plan and (ii) the appropriate Fair Market Value and other price determinations for such Stock Units to give effect to such transaction; provided that such adjustments shall only be such as are necessary to preserve, without increasing, the value of such Stock Units. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board shall be authorized to issue or assume units by means of substitution of new units, as appropriate, for previously issued units or an assumption of previously issued units as part of such adjustment.

ARTICLE IV.
PAYMENTS

4.1 Period of Deferral

     A Participant may elect that payment of the Stock Units credited to the Participant under the Plan be made on any date permitted by the Committee, beginning (i), in the case of Stock Units attributable to Cash Compensation deferred under the Plan, no earlier than the date of termination of Board service, or (ii), in the case of Stock Units attributable to an Annual Stock Retainer, no earlier than one year following the Participant’s date of termination of Board service, in either case as specified on the deferral election form (each such date is hereinafter referred to as the “Determination Date” for the relevant portion of the Participant’s Stock Unit Account). If no effective election is made by a Participant, all Stock Units credited to the Participant shall be distributed on the date one year following the Participant’s date of termination of Board service, and such date shall be his or her Determination Date. In the event of the death of a Director prior to the date specified on the deferral election form, such Director’s date of death shall be his or her Determination Date.

4.2 Form of Payment

     Distribution to a Participant of the number of shares of Common Stock represented by the Stock Units credited to the Participant’s Stock Unit Account attributable to deferred Cash Compensation or an Annual Stock Retainer, as applicable, shall be made in Common Stock as soon as administratively feasible (but not later than sixty (60) days) following the relevant Determination Date, except in the case of the death of the Participant. In lieu of issuing fractional shares, a cash payment shall be made for any fractional share by multiplying such fraction by the closing sale price for a share of Common Stock on the Determination Date (or if such date is not a day on which exchange trading takes place in Common Stock, the immediately preceding day on which such trading occurred).

4.3 Death Prior to Payment

     In the event that a Participant dies prior to payment pursuant to the Plan, any such unpaid amounts, shall be paid to the Participant’s designated Beneficiary in Common Stock within sixty (60) days following the Company’s notification of the Participant’s death. If no Beneficiary has been designated, such payment shall be made to the Participant’s estate. A beneficiary designation, or revocation of a prior beneficiary designation, shall be effective only if it is made in writing on a form provided by the Company, signed by the Participant and received by the Committee.

4.4 Payments to Minors and Incompetents

     Should the Participant become incompetent or should the Participant designate a Beneficiary who is a minor or incompetent, the Company shall be authorized to make such payment in Common Stock to a parent or guardian of such minor or incompetent, or directly to such minor or incompetent, whichever manner the Committee shall determine in its sole discretion.

ARTICLE V.
ELECTING DEFERRALS

5.1 Manner of Electing Deferral

     Each election made by a Participant to defer Cash Compensation under the Plan (i) shall take the form of a written document (provided by the Company) signed by the Participant and filed with the Committee, (ii) shall designate the calendar year for which the deferral is made and the period of deferral, and (iii) cannot be revoked or modified if the proposed revocation or modification applies to amounts deferred with respect to a calendar year which has already commenced at the time such revocation or modification is proposed to be effected; provided, however, that Eligible Directors as of the Effective Date may elect within thirty (30) days after approval of this Plan by the Board of Directors to defer fifty (50%) percent or one hundred (100%) percent of the remainder of the Cash Compensation payable for calendar year 2003.

5.2 Election by a New Director

     An election to defer Cash Compensation under the Plan may be made by a new Director of the Company within thirty (30) days after election to the Company’s Board of Directors and shall apply to Cash Compensation payable after the date of such election.

ARTICLE VI.
MISCELLANEOUS

6.1 Unfunded Plan

     Nothing contained herein shall be deemed to create a trust of any kind or create any fiduciary relationship. This Plan shall be unfunded. Any funds invested hereunder shall continue for all purposes to be part of the general funds of the Company. To the extent that a Participant acquires a right to receive payments from the Company under the Plan, such right shall not be greater than the right of any unsecured general creditor of the Company and such right shall be an unsecured claim against the general assets of the Company. Although bookkeeping accounts may be established with respect to Participants who are entitled to rights under this Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, stock or rights thereto, nor shall this Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any cash, stock or rights thereto granted or to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to cash, stock or rights thereto under this Plan shall be based solely upon any contractual obligations that may be created by this Plan, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

6.2 Title to Funds Remains with Company

     Amounts or shares credited to each Participant’s Stock Unit Account shall not be specifically set aside or otherwise segregated, but will be combined with corporate assets. Title to such funds or shares will remain with the Company and the Company’s only obligation will be to make timely payments to Participants in accordance with the Plan.

6.3 Statement of Account

     A statement will be furnished to each Participant not less often than annually and shall reflect the balance of the Participant’s Stock Unit Account as of the preceding December 31.

6.4 Assignability

     Except as provided in § 4.3, no right to receive payment hereunder shall be transferable or assignable by a Participant except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder. Any attempted assignment of any benefit under this Plan in violation of this § 6.4 shall be null and void.

6.5 Amendment, Modification, Suspension, or Termination

     The Board may amend, modify, suspend, or terminate this Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that no amendment, modification, or termination shall, without the consent of the Participant, impair the rights of any Participant to the balance in such Participant’s Stock Unit Account as of the date of such amendment, modification, or termination. The Board may at any time and from time to time delegate to the Committee any or all of its authority under this § 6.5. Notwithstanding the foregoing, if an amendment would constitute a material revision of the Plan, then to the extent required by applicable law, or deemed necessary by the Board or Committee, such amendment shall be subject to stockholder approval. A “material revision” includes, but is not limited to, a revision that: (i) materially increases the benefits accruing to Participants under this Plan, (ii) materially increases the aggregate number of securities that may be issued under this Plan, (iii) materially modifies the requirements as to eligibility for participation in this Plan, (iv) changes the types of awards available under the Plan, or (v) materially extends the term of the Plan.

6.6 Governing Law

     This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Texas.

6.7 Effective Date

     The Plan shall be effective as of the Effective Date.